Exhibit 99.1
United Fire Group, Inc. Reports First Quarter 2024 Results

First Quarter Net Income of $0.52 per Diluted Share and Adjusted Operating Income of $0.56 per Diluted Share

First quarter 2024 highlights:
•Net income of $13.5 million increased compared to the first quarter of 2023, driven by underwriting income and higher investment income.
•Net premiums written(1) of $321.3 million increased 17.6% compared to the first quarter of 2023.
•GAAP combined ratio of 98.9%, including a loss ratio of 64.0% and underwriting expense ratio of 34.9%, improved 4.5 points compared to the first quarter of 2023. Underlying combined ratio is 94.3%(2).
•Loss ratio components include underlying loss ratio(3) of 59.4% and catastrophe loss ratio of 4.6%, with no prior year reserve development.
•Net investment income of $16.3 million increased 28.5% compared to the first quarter of 2023.
•Book value per common share increased $0.09 to $29.13 as of March 31, 2024, compared to December 31, 2023.

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
May 7, 2024 - FOR IMMEDIATE RELEASE

United Fire Group, Inc. (the “Company” or “UFG”) (Nasdaq: UFCS) today reported financial results for the three-month period ended March 31, 2024 (the “first quarter of 2024”) with a consolidated net income of $13.5 million ($0.52 per diluted share) and consolidated adjusted operating income of $0.56 per diluted share.

“I am pleased with our first quarter results as net income increased to $13.5 million driven by improved underwriting results and higher investment income,” said UFG President and CEO Kevin Leidwinger.
“The momentum we established in 2023 carried into the first quarter of 2024 as net written premium grew 17.6% to $321.3 million, led by our core commercial and assumed reinsurance business units. Core commercial growth remained strong, fueled by average renewal premium increases of 10.9%, steady retention and attractive new business opportunities reflective of our continued focus on profitability. Rates increased 9.0% and remained above loss cost trends.

“The first quarter GAAP combined ratio improved 4.5 points to 98.9% compared to the first quarter of 2023, representing its lowest mark in the last eight quarters. The underlying loss ratio improved to 59.4%, reflecting continued underwriting and pricing discipline across the portfolio. Catastrophe losses contributed 4.6% to the GAAP combined ratio in line with the same period last year and just below our five-year historical average. The expense ratio improved slightly to 34.9%. Prior period reserve development was neutral overall compared to the prior year period, with favorable emergence across several lines of business enabling us to further reinforce our position against the heightened inflationary uncertainty in some liability lines.
“Net investment income increased 28.5% to $16.3 million as we continued to benefit from reinvesting at higher interest rates. In the first quarter of 2024, we completed the strategic reallocation of public equity assets into fixed maturities and transitioned management of our investment portfolio to New England Asset Management.

“Throughout 2024, we will continue to focus on the strategic execution of our business plan to drive continued improvement in performance.”

(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Underlying combined ratio is defined as the GAAP combined ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.
(3) Underlying loss ratio is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior year reserve development. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.

Consolidated Financial Highlights:

Consolidated Financial Highlights
(unaudited)	Three Months Ended March 31,
(In Thousands, Except Per Share Data)	2024	2023
Net premiums earned	$280,859	$256,127
Net premiums written	321,271	273,268

GAAP Combined Ratio:
Net loss ratio	64.0%	68.2%
Underwriting expense ratio	34.9%	35.2%
GAAP combined ratio	98.9%	103.4%

Additional Ratios:
Net loss ratio	64.0%	68.2%
Catastrophes-effect on net loss ratio(1)	4.6%	4.6%
Reserve development-effect on net loss ratio(1)	—%	0.1%
Underlying loss ratio(1) (non-GAAP)	59.4%	63.5%
Underwriting expense ratio	34.9%	35.2%
Underlying combined ratio(2) (non-GAAP)	94.3%	98.7%

Net investment income, net of investment expenses	$16,342	$12,722
Net investment gains (losses)	(1,202)	(1,745)
Other income (loss)(3)	(1,914)	(2,370)

Net income (loss)	$13,502	$694
Adjusted operating income (loss)(4)	14,452	2,073

Net income (loss) per diluted share	$0.52	$0.03
Adjusted operating income (loss) per diluted share(4)	0.56	0.08

Return on equity(5)	7.3%	0.4%

(1) Underlying loss ratio is a non-GAAP financial measure that is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.
(2) Underlying combined ratio is a non-GAAP financial measure that is defined as the GAAP combined ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.
(3) Other income (loss) is comprised of Other income (loss), Interest expense and other non-underwriting expenses.
(4) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net investment gains and losses, after applicable taxes. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information and a reconciliation of adjusted operating income (loss) to net income.
(5) Return on equity is calculated by dividing annualized net income by average stockholders’ equity, which is calculated using a simple average of the beginning and ending balances for the period.

Total Property & Casualty Underwriting Results

First quarter 2024 results:
(All comparisons vs. first quarter 2023, unless noted otherwise)

Growth in net premiums written accelerated in the first quarter of 2024, increasing by 17.6%. Net premiums earned increased 9.7% in the first quarter of 2024 due to growth in net premiums written in both prior and current quarters. Commercial lines net premiums written excluding surety and specialty increased 12.4%, supported by increased pricing with an overall increase in average renewal premiums of 10.9%. Rate increases accounted for 9.0% while exposure increases contributed an additional 1.7%. Excluding the workers’ compensation line of business, the overall average increase in renewal premiums was 12.2%, with 10.4% from rate increases and 1.7% from exposure changes.

The GAAP combined ratio for the first quarter of 2024 was 98.9%, improving 4.5 points from 103.4%. This decrease is primarily attributable to a lower underlying loss ratio. Prior period development excluding catastrophe losses was neutral for the first quarter of 2024. This compares to 0.1% of unfavorable development in the first quarter of 2023. Pre-tax catastrophe losses added 4.6 percentage points to the GAAP combined ratio in each of the three-month periods ended March 31, 2024 and 2023, slightly below our five-year historical average. The underlying loss ratio of 59.4% improved 4.1 points, reflecting improvement in our core commercial lines from a combination of underwriting actions, increased pricing, and lower claim count trends. The underwriting expense ratio of 34.9% improved 0.3 points due to premium growth and our ongoing actions to sustainably reduce expenses.

Investment Results

First quarter 2024 results:
(All comparisons vs. first quarter 2023, unless noted otherwise)

Net investment income was $16.3 million for the first quarter of 2024, an increase of $3.6 million. Income from our fixed income portfolio increased by $1.9 million as we invested at higher interest rates. In addition, income from cash and cash equivalents increased by $2.0 million. The loss on other long-term investments improved by $0.8 million as the valuation of our investments in limited liability partnerships varies from period to period. Investment expense increased by $0.2 million. The dividends on equity securities decreased by $0.9 million due to a strategic reallocation of equity securities to fixed income assets over the past three quarters.

Investment Results
(unaudited)	Three Months Ended March 31,
(In Thousands)	2024	2023
Investment income:
Interest on fixed maturities	$15,160	$13,297
Dividends on equity securities	$341	$1,243
Income (loss) on other long-term investments	$(242)	$(1,080)
Other	$3,898	$1,860
Total investment income	$19,157	$15,320
Less investment expenses	$2,815	$2,598
Net investment income	$16,342	$12,722

Average yields:
Fixed income securities:
Pre-tax(1)	3.57%	3.26%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses.

Balance Sheet

Balance Sheet
	March 31, 2024	December 31, 2023
(In Thousands)
	(unaudited)
Invested assets	$1,729,748	$1,886,494
Cash	217,785	102,046
Total assets	3,244,635	3,144,190
Losses and loss settlement expenses	1,690,885	1,638,755
Total liabilities	2,507,869	2,410,445
Net unrealized investment gains (losses), after-tax	(73,707)	(66,967)
Total stockholders’ equity	736,766	733,745

Book value per share	$29.13	$29.04

Total consolidated assets as of March 31, 2024 were $3.2 billion, which included $1.7 billion of invested assets. The Company’s book value per share was $29.13, an increase of $0.09 per share, or 0.3%, from December 31, 2023. This increase is primarily related to an increase in net income, partially offset by net unrealized loss after tax on fixed maturity securities and shareholder dividends during the quarter.

Capital Management

During the first quarter of 2024, the Company declared and paid a $0.16 per share cash dividend to shareholders of record as of March 8, 2024. UFG has paid a quarterly dividend every quarter since March 1968.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. CT on May 8, 2024, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company’s first quarter of 2024 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723 (international 1-412-542-4184). The event will be archived and available for digital replay through May 15, 2024. The replay access information is toll-free 1-877-344-7529 (international 1-412-317-0088); conference ID no. 2802518.

Webcast: An audio webcast of the teleconference can be accessed at the Company’s investor relations page at
https://ir.ufginsurance.com/event/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=MTeVv1hy. The archived audio webcast will be available until May 15, 2024.

Transcript: A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor Relations
Email: ir@unitedfiregroup.com

Media Inquiries
Email: news@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on February 29, 2024. The risks identified in our 2023 Annual Report and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Management also uses certain non-GAAP financial measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income, underlying loss ratio, and underlying combined ratio. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest in and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
(unaudited)	Three Months Ended March 31,
(In Thousands)	2024	2023
Income Statement Data
Net income (loss)	$13,502	$694
Less: after-tax net investment gains (losses)	(950)	(1,379)
Adjusted operating income (loss)	$14,452	$2,073
Diluted Earnings Per Share Data
Net income (loss)	$0.52	$0.03
Less: after-tax net investment gains (losses)	(0.04)	(0.05)
Adjusted operating income (loss)	$0.56	$0.08

Underlying loss ratio and underlying combined ratio: Underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The underlying combined ratio represents the GAAP combined ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The Company believes that the underlying loss ratio and underlying combined ratio are meaningful measures to understand the underlying trends in the core business in the current accident year, removing the volatility of prior period impacts and catastrophes. Management believes separate discussions on catastrophe losses and prior period reserve development are important to understanding how the Company is managing catastrophe risk and in identifying developments in longer-tailed business.

Prior period reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense reserves at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and is reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events (“non-ISO catastrophes”), which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that may have occurred in prior periods.

Certain Performance Measure

The Company uses the following measure to evaluate its financial performance. Management believes a discussion of this measure provides financial statement users with a better understanding of the Company’s results of operations. The Company has provided the following definition:

Net premiums written: Net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written is the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written is a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net premiums earned is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired terms of the insurance policies in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and the change in prepaid reinsurance premiums.

Supplemental Tables

Income Statement
(unaudited)	Three Months Ended March 31,
(In Thousands)	2024	2023
Revenues
Net premiums earned	$280,859	$256,127
Investment income, net of investment expenses	16,342	12,722
Net investment gains (losses)	(1,202)	(1,745)
Other income (loss)	—	—
Total Revenues	$295,999	$267,104

Benefits, Losses and Expenses
Losses and loss settlement expenses	$179,646	$174,597
Amortization of deferred policy acquisition costs	65,690	59,835
Other underwriting expenses	32,465	30,303
Interest expense	859	797
Other non-underwriting expenses	1,055	1,573
Total Benefits, Losses and Expenses	$279,715	$267,105

Income (loss) before income taxes	$16,284	$(1)
Federal income tax expense (benefit)	2,782	(695)
Net income (loss)	$13,502	$694

Net Premiums Written by Line of Business
(unaudited)	Three Months Ended March 31,
(In Thousands)	2024	2023
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$89,862	$79,829
Fire and allied lines(3)	70,653	62,029
Automobile	74,841	59,279
Workers’ compensation	17,080	13,364
Surety(4)	14,858	15,401
Miscellaneous	2,130	319
Total commercial lines	$269,424	$230,221

Personal lines:
Fire and allied lines(5)	$4,876	$1,496
Automobile	—	—
Miscellaneous	2	5
Total personal lines	$4,878	$1,501
Assumed reinsurance	46,969	41,547
Total	$321,271	$273,268
(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended March 31,	2024			2023
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$80,397	$62,022	77.1%	$78,405	$52,844	67.4%
Fire and allied lines	62,410	35,620	57.1	56,466	45,881	81.3
Automobile	56,509	42,938	76.0	48,972	36,781	75.1
Workers’ compensation	12,427	6,218	50.0	13,245	8,051	60.8
Surety	14,904	3,558	23.9	11,946	1,221	10.2
Miscellaneous	1,567	842	53.7	265	137	51.7
Total commercial lines	$228,214	$151,198	66.3%	$209,299	$144,915	69.2%

Personal lines
Fire and allied lines	$4,895	$3,734	76.3%	$1,952	$2,186	112.0%
Automobile	—	(9)	NM	—	(254)	NM
Miscellaneous	3	(38)	NM	7	(46)	NM
Total personal lines	$4,898	$3,687	75.3%	$1,959	$1,886	96.3%
Assumed reinsurance	47,747	24,761	51.9	44,869	27,796	61.9
Total	$280,859	$179,646	64.0%	$256,127	$174,597	68.2%
NM = Not meaningful